Exhibit 99.2

CC Master Credit Card Card Trust II

Series 1996-C

2003 Distributions

Pursuant to Section 5.2(c) of the CC Master Credit

Card Trust II Series 1996-C Supplement to the Agreement,

Bank One, Delaware, N.A., must provide the following

information on an aggregate basis for the year ended

December 31, 2003:

A.	1.	The total amount of the distribution to Class A Certificateholders during 2003 per $1,000 original certificate principal amount.	$1,013.88

	2.	The amount of the distribution set forth in paragraph 1 above in respect of interest on the Class A Certificates, per $1,000 original certificate principal amount.	$13.88

	3.	The amount of the distribution set forth in paragraph 1 above in respect of principal on the Class A Certificates, per $1,000 original certificate principal amount.	$1,000.00

B.	1.	The total amount of the distribution to Class B Certificateholders during 2003 per $1,000 original certificate principal amount.	$16.25

	2.	The amount of the distribution set forth in paragraph 1 above in respect of interest on the Class B Certificates, per $1,000 original certificate principal amount.	$16.25

	3.	The amount of the distribution set forth in paragraph 1 above in respect of principal on the Class B Certificates, per $1,000 original certificate principal amount.	$—